UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2010

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 16, 2010, SVB Financial Group (the “Company”) repurchased in its entirety the warrant (the “Warrant”) previously issued to the U.S. Treasury in connection with the Company’s participation in the Capital Purchase Program (“CPP”). The total cash repurchase price paid by the Company to the U.S. Treasury was $6.82 million for the aggregate Warrant. The Warrant was previously exercisable for 354,058 shares of the Company’s common stock at an exercise price of $49.78 per share.

The repurchase of the Warrant is expected to reduce the Company’s stockholder equity by the total cash price. It is not expected to have any impact on the Company’s net income available to common stockholders, or diluted earnings per share, for the second quarter of 2010.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by the use of words such as “may,” “will, “ “believes,” and “expects,” or comparable terminology. In this report, management makes forward-looking statements about the financial impact of the warrant repurchase transaction on the Company, specifically for the second quarter of 2010. Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations may prove to be incorrect. Actual results may differ. Factors that could cause actual results to differ include changes in accounting analyses. For information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please refer to our most recently-filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and Annual Report on Form 10-K for the year ended December 31, 2009. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this report are made only as of the date of this report. We do not intend, and undertake no obligation, to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2010	SVB FINANCIAL GROUP

	By:	/S/ MICHAEL DESCHENEAUX
	Name:	Michael Descheneaux
	Title:	Chief Financial Officer